EXHIBIT 99.1

DIGITAL ANGEL ANNOUNCES AGREEMENT WITH LENDERS
TO REDUCE WARRANT OVERHANG AND RAISE CAPITAL

COMPANY REALIZES APPROXIMATELY $2.5 MILLION IN WARRANT EXERCISE PROCEEDS

SO. ST. PAUL, MN (July 24, 2008) — Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that it has entered into an agreement with certain of its lenders wherein the Company agreed to re-price all outstanding warrants held by such lenders in exchange for the immediate exercise of the warrants.

On July 22, 2008, the Company entered into an Omnibus Amendment with Laurus Master Fund, Ltd. and certain of its affiliated lenders. Under the terms of the Amendment, among other things, the Company agreed to reduce the exercise price of outstanding warrants to purchase an aggregate of 6,225,782 shares of the Company’s common stock previously issued to Laurus on condition that Laurus exercise such warrants in full in cash within two business days. As an inducement to Laurus, the exercise prices of the warrants were reduced to $0.40 per share from exercise prices ranging from $0.70 to $2.41, with a weighted average exercise price of $0.82. The Amendment also restricts Laurus in the amount of warrant shares issued upon exercise of the warrants that they can resell each month. On July 22, 2008, Laurus exercised all the warrants to purchase an aggregate of 6,225,782 shares for approximately $2.5 million in cash.

Lorraine M. Breece, Digital Angel’s Chief Financial Officer, noted, “This transaction substantially reduces the warrant overhang in our capital structure, while bringing in cash for working capital and restructuring activities. As previously announced, we have identified several restructuring activities that should have highly positive internal rates of return and that should result in significant improvement in our gross profit margins, once fully implemented.”

Joseph J. Grillo, Chief Executive Officer of Digital Angel, summarized, “The agreement with Laurus should result in both financial and operational benefits for the Company. We think it is a win-win for both sides.”

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts. Digital Angel is an approximately 48% stockholder of VeriChip Corporation (NASDAQ: CHIP).

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the expected benefits and uses of proceeds of the transaction, and its impact on the Company’s financial results and balance sheet. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:	Digital Angel
Jay McKeage
(651) 554-1564
jmckeage@digitalangel.com

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